UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2018

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On September 28, 2018, Tellurian Production Holdings LLC (“Borrower”), an indirect wholly owned subsidiary of Tellurian Inc. (the “Company”), entered into an agreement providing for a senior secured term loan credit facility (the “Credit Agreement”) by and among Borrower, as the borrower, Goldman Sachs Lending Partners, LLC, as the administrative agent (the “Administrative Agent”), J. Aron & Company LLC, as the collateral agent (the “Collateral Agent”), and the lenders from time to time parties thereto. The Credit Agreement provides for term loans in an aggregate principal amount of $60,000,000 (the “Loans”), to be used for expenditures and certain other expenses associated with the development of the oil and gas properties of Borrower and its subsidiaries and to pay fees and expenses related to the Credit Agreement. The Loans were borrowed in full at closing, but the proceeds of the Loans are held in an account of the Collateral Agent, subject to disbursement upon request by Borrower and receipt and approval by the Administrative Agent of certain information in connection with the wells in the approved plan of development with respect to which funds are requested.

Obligations under the Credit Agreement will be guaranteed by the Company (the “Parent Guaranty”) and the subsidiaries of Borrower (the “Subsidiary Guarantors”) and will be secured by one or more security agreements, mortgages and/or deeds of trusts over certain of Borrower’s and each Subsidiary Guarantor’s oil and gas properties and reserves, their accounts and substantially all of their other assets. The guarantees and collateral will also provide credit support on an equal and ratable basis for certain hedge obligations of Borrower and the Subsidiary Guarantors, subject to the terms of an intercreditor agreement among counterparties to the applicable hedge transactions, Borrower, the Subsidiary Guarantors, the Administrative Agent and the Collateral Agent.

The Loans mature on September 28, 2021 and will bear interest at a rate per annum of Adjusted LIBOR (as defined in the Credit Agreement) plus an applicable margin of 5% per annum through September 28, 2019, 7.00% per annum from and including September 29, 2019 through and including September 29, 2020 and 8.00% per annum from and after September 30, 2020. The Loans were issued with an original issue discount equal to 1.00%. Subject to limited exceptions, any prepayment of the Loans on or prior to the one-year anniversary of the closing is subject to a prepayment fee equal to 1.0% multiplied by the principal amount of the Loans being prepaid.

The terms of the Credit Agreement include covenants limiting, among other things, the ability of Borrower and the Subsidiary Guarantors to incur additional indebtedness, incur liens, consummate mergers and similar fundamental changes, make restricted payments, sell assets, make investments, repay certain indebtedness, enter into certain hedging transactions, enter into transactions with affiliates and have certain arrangements involving gas imbalances or advance payments for hydrocarbons. Events of default under the Credit Agreement include, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-default with respect to other indebtedness in an aggregate amount greater than $10.0 million for the Company or $2.5 million for Borrower and the Subsidiary Guarantors; bankruptcy; judgments for the payment of money in an aggregate amount greater than $10.0 million for the Company or greater than $2.5 million for Borrower and the Subsidiary Guarantors; a change of control; the termination of certain hedging transactions; and ERISA events. Many events of default are subject to notice and cure periods. The Parent Guaranty includes a covenant limiting the ability of the Company, among other things, to make restricted payments.

The above description of the Credit Agreement, the Parent Guaranty and the Loans does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the Parent Guaranty, each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 is incorporated herein by reference to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	Senior Vice President and Chief Financial Officer

Date: September 28, 2018